News Release

SINCLAIR REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

•	INCREASES TOTAL REVENUE BY 6% COMPARED TO PRIOR YEAR

•	ANNOUNCES QUARTERLY DIVIDEND PER SHARE OF $0.20

BALTIMORE (August 7, 2019) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and six months ended June 30, 2019.

CEO Comment:

"We continue to make great strides in the transformation of Sinclair to a diversified media company," commented Chris Ripley, President and Chief Executive Officer.  "We have closed on the bond financing and successfully syndicated the bank financing to fund the acquisition of the FOX RSNs, which we anticipate, subject to regulatory approval, will close during the third quarter of 2019. On the broadcast side, we achieved, and in some cases exceeded, our second quarter guidance in all key financial metrics, and we renewed a multi-year carriage agreement with one of the country's largest multi-video program distributors. As a leading news organization, our stations have won 328 news awards so far this year."

Three Months Ended June 30, 2019 Financial Results:

•	Total revenues increased 5.6% to $771 million versus $730 million in the prior year period.

•	Media expenses, defined as Media Production and Media Selling, General & Administration expenses, were $500 million versus $452 million in the prior year period.

•
Operating income was $106 million, including $28 million of non-recurring costs for legal, regulatory, and transactions versus operating income of $132 million in the prior year period, which included $6 million of non-recurring costs for legal, regulatory and transactions.

•	Net income attributable to the Company was $42 million versus net income of $28 million in the prior year period.

•
Diluted earnings per common share was $0.45 as compared to $0.27 in the prior year period. The impact of non-recurring costs for legal, regulatory and transactions in 2019, on a per-share basis, was $(0.25) and the impact of non-recurring costs for legal, regulatory, transactions and financing ticking fees in 2018 was $(0.35).

Six Months Ended June 30, 2019 Financial Results:

•	Total revenues increased 7.0% to $1,493 million versus $1,395 million in the prior year period.

•	Media expenses, defined as Media Production and Media Selling, General & Administration expenses, were $979 million versus $887 million in the prior year period.

•
Operating income was $200 million, including $30 million of non-recurring costs for legal, regulatory, and transactions versus operating income of $239 million in the prior year period, which included $10 million of non-recurring costs for legal, regulatory and transactions.

•	Net income attributable to the Company was $64 million versus net income of $71 million in the prior year period.

•
Diluted earnings per common share was $0.69 as compared to $0.69 in the prior year period. The impact of non-recurring costs for legal, regulatory and transactions in 2019, on a per-share basis, was $(0.27) and the impact of non-recurring costs for legal, regulatory, transactions, financing ticking fees and net gains on asset dispositions in 2018 was $0.29.

Three Months Ended June 30, 2019 Operating Highlights:

•	Media revenues increased 3.6% to $721 million versus $696 million in the second quarter of 2018.

•	Political revenues were $3 million in the second quarter versus $28 million in the second quarter of 2018, an election year.

•	Distribution revenues were $367 million versus $319 million in the second quarter of 2018.

•	Revenues from our digital businesses increased 30%, as compared to the second quarter of 2018.

Recent Corporate Developments:

Transactions:

•
On August 2, 2019, the Company announced that in connection with its $9.6 billion pending and previously announced acquisition of a regional sports networks business ("RSN") from The Walt Disney Company, its indirect wholly-owned subsidiaries, Diamond Sports Group, LLC ("Diamond") and Diamond Sports Finance Company, closed their previously announced private offering of $3.050 billion aggregate principal amount of Senior Secured Notes due 2026 bearing interest at a rate of 5.375% and $1.825 billion aggregate principal amount of Senior Notes due 2027 bearing interest at a rate of 6.625%. The proceeds have been deposited into escrow. The RSN acquisition is expected to close in the third quarter of 2019, subject to antitrust regulatory approval.

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Also, in connection with the RSN acquisition and subject to satisfaction of customary closing conditions, including the consummation of the RSN acquisition, Diamond raised $3.3 billion of seven-year term B loan commitments, priced at LIBOR plus 3.25% and a $650 million five-year revolving credit facility, priced at LIBOR plus 3.00%. In addition, subject to satisfaction of customary closing conditions, including the consummation of the RSN acquisition, the Company's wholly-owned subsidiary, Sinclair Television Group, Inc. ("STG"), raised $700 million of seven-year incremental term B loan commitments (the "STG Term Loans"), priced at LIBOR plus 2.50% and expects to amend and extend its revolving credit facility from $485 million to $650 million which will mature five years after the closing date and is priced at LIBOR plus 2.00%. STG's existing bank credit facility will also be amended to provide for additional operating flexibility. The net proceeds of the term loans will be used to fund a portion of the purchase price for the RSN acquisition.

Content and Distribution:

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In July 2019, the Company announced a multi-year agreement with Charter Communications, Inc. for the continued carriage of the Company's broadcast television stations and Tennis Channel, as well as carriage of Marquee Sports Network when it launches in the first quarter of 2020. The agreement also provides for a term extension for the carriage of currently carried RSNs that is effective upon the closing of the RSN acquisition.

•
In July 2019, the Company released its Compulse360 offering, a new daily OTT reporting platform for CompulseOTT, providing advertisers near real-time campaign evaluation so they can optimize their advertising efforts in-flight.

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Year-to-date, Sinclair's newsrooms have won a total of 328 national and regional journalism awards, including four National RTDNA Edward R. Murrow awards and the prestigious Investigative Reporters and Editors award for "Best in Investigative Reporting" in the Broadcast/Video category for Division III, which spans television stations in market sizes 21-50.

Community:

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In June, the Company, in partnership with the Salvation Army, held a nationwide day of giving, with its stations participating in on-air, digital and social media efforts to encourage viewers to donate and help local communities recover from damage caused by tornadoes and floods in the Midwest. In total, the initiative raised $56,000, with Sinclair providing an additional donation of $25,000.

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In July, the Company awarded its Broadcast Diversity Scholarship to eight applicants, distributing $25,000 in aggregate tuition assistance to students demonstrating a promising future in the broadcast industry.

ATSC 3.0:

•	In July 2019, the Company's ONE Media 3.0 subsidiary announced an agreement with Saankhya Labs to accelerate the development of a 5G Next Generation Broadcast Offload Platform.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $929 million in cash, cash equivalents and restricted cash, was $2.859 billion as of June 30, 2019 versus net debt of $2.908 billion as of March 31, 2019.

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The Company announced that STG intends to redeem, in full, $600.0 million of 5.375% Senior Unsecured Notes due 2021 (the "2021 Notes") on August 13, 2019. The Notes were called at 100.0% of their par value. The redemption is contingent on STG's closing of $600 million of incremental term B loans (the "STG Incremental Term Loans"). The STG Incremental Term Loans will have the same pricing terms as the STG Term Loans and will become effective upon satisfaction of customary closing conditions including the concurrent redemption of the 2021 Notes.

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As of June 30, 2019, 67.0 million Class A common shares and 25.0 million Class B common shares were outstanding, for a total of 92.1 million common shares outstanding. During the three months ended June 30, 2019, the Company repurchased 0.5 million shares for $20 million. $743 million share repurchase capacity remains outstanding.

•	In June 2019, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•	Routine capital expenditures in the second quarter of 2019 were $21 million with another $12 million related to the spectrum repack.

•	Program contract payments were $24 million in the second quarter of 2019.

Notes:

Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:

The Company currently expects to achieve the following results for the three months ending September 30, 2019 and twelve months ending December 31, 2019. The outlook does not include the pending RSN acquisition.

2019 Outlook ($ in millions)	Third Quarter	Full Year
Media Revenues	$695 to $703	No estimate provided
Political Revenues Included in Media Revenues	$3 to $4
Distribution Revenues Included in Media Revenues	$363 to $366
Media Revenue Related to Revenue-generating Initiatives	$19
Media Production Expenses and Media Selling, General and Administrative Expenses (together, "Media Expenses")	$500 to $502	$1,979 to $1,981
Media Expenses Related to Revenue-generating Initiatives	$29	$111
Stock-based Compensation Expense	$4	$18
Non-media Revenues	$49	$197
Program Contract Payments	$23	$94
Corporate Overhead	$56	$163
Stock-based Compensation Expense	$3	$19
Non-recurring costs for legal, regulatory and transactions	$34	$71
Non-media Expenses, Including ONE Media and Research and Development Costs	$47	$172
Program Contract Amortization	$22	$91
Depreciation on Property and Equipment	$23	$93
Amortization of Acquired Intangibles	$44	$174
Net Gains on Asset Dispositions	$24	$63
Net Interest Expense	$50	$194
Net Interest Expense - Cash Basis	$46	$185
Equity Method Investments Loss	$12	$49
Effective Tax Rate Provision (Benefit)	(50)%	(2)%
Net Cash Taxes Paid	Less than $1	$31
Total Capital Expenditures, Including Repack	$52	$192 to $202
Repack Capital Expenditures	$22	$82

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2019 results on Wednesday, August 7, 2019, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 428-7458.

About Sinclair:

Sinclair is one of the largest and most diversified television broadcasting companies in the country. The Company owns, operates and/or provides services to 191 television stations in 89 markets. Sinclair is a leading local news provider in the country and is dedicated to impactful journalism with a local focus. The Company has multiple national networks, live local sports production, as well as stations affiliated with all the major networks. Sinclair's content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, risks associated with the ability to consummate the pending RSN acquisition and the timing of the closing thereof; the risk that a regulatory approval that may be required for the pending RSN acquisition is delayed; the impact of changes in national and regional economies, the completion of the FCC spectrum repack, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as it comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUES:
Media revenues	$720,898	$695,862	$1,394,262	$1,339,513
Non-media revenues	49,821	34,281	98,560	55,983
Total revenues	770,719	730,143	1,492,822	1,395,496

OPERATING EXPENSES:
Media production expenses	335,162	300,858	654,206	589,407
Media selling, general and administrative expenses	164,755	150,794	324,678	297,693
Amortization of program contract costs and net realizable value adjustments	22,084	24,710	46,021	51,660
Non-media expenses	39,210	31,021	78,510	52,244
Depreciation of property and equipment	22,305	23,117	45,325	50,442
Corporate general and administrative expenses	51,655	29,685	79,381	54,281
Amortization of definite-lived intangible and other assets	43,537	43,117	87,001	86,722
Gain on asset dispositions and other, net of impairment	(13,988)	(4,741)	(21,897)	(25,850)
Total operating expenses	664,720	598,561	1,293,225	1,156,599
Operating income	105,999	131,582	199,597	238,897

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(53,678)	(92,271)	(108,304)	(162,013)
Loss from equity method investments	(11,844)	(17,690)	(25,481)	(30,277)
Other income, net	5,533	4,391	7,728	7,772
Total other expense, net	(59,989)	(105,570)	(126,057)	(184,518)
Income before income taxes	46,010	26,012	73,540	54,379
INCOME TAX (PROVISION) BENEFIT	(2,627)	3,297	(7,386)	18,925
NET INCOME	43,383	29,309	66,154	73,304
Net income attributable to the noncontrolling interests	(1,086)	(1,268)	(2,185)	(2,139)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$42,297	$28,041	$63,969	$71,165
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.46	$0.27	$0.70	$0.70
Diluted earnings per share	$0.45	$0.27	$0.69	$0.69
Weighted average common shares outstanding	91,764	102,224	92,032	102,062
Weighted average common and common equivalent shares outstanding	93,163	102,986	93,189	102,952

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Investor Contact: Lucy Rutishauser, SVP Chief Financial Officer, (410) 568-1500

Media Contact: Michael Padavano, 5W, mpadovano@5wpr.com